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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76236 and 33-93668 pertaining to the 1993 Directors' Stock Option Plan of Incyte Pharmaceuticals, Inc.; Nos. 33-76344, 33-93666, 333-13449, 333-31413 and 333-63069 pertaining to the 1991 Stock Plan of Incyte Pharmaceuticals, Inc.; No. 333-31409 pertaining to the Incyte Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan; and No. 333-46639 pertaining to the Options Assumed by Incyte Pharmaceuticals, Inc. Originally Granted Under the Synteni, Inc. 1996 Equity Incentive Plan) of Incyte Pharmaceuticals, Inc. of our report dated January 17, 2000 relating to the financial statements of diaDexus, LLC, which appears in this Form 10-K.


\s\ PricewaterhouseCoopers LLP

San Jose, California
March 20, 2000